Exhibit 99.1

6 June 2014

KENNEDY WILSON EUROPE REAL ESTATE PLC

ACQUISITION OF THE FORDGATE JUPITER PROPERTY PORTFOLIO FOR £296 MILLION

Kennedy Wilson Europe Real Estate plc (“KWERE” or the “Company”), a LSE listed closed ended investment fund that invests primarily in real estate and real estate loans in Europe (LSE: KWE), announces that it has entered into agreements to acquire a high quality mixed use portfolio (the “Portfolio”) through a CMBS loan enforcement, from Dudley Holme-Turner of Cushman & Wakefield and Simon Thomas from Moorfields Corporate Recovery LLP as fixed charged receivers (in respect of the English properties) and Mount Street as Borrower Security Trustee and as mortgagee in possession (in respect of the Scottish properties), for a total cash consideration of £296 million.

The Company already owns certain subordinated loans (tranches 1, 2 and 3 of the B loan notes) secured by the Fordgate Jupiter Portfolio which it acquired at a discount in April 2014.

The mixed use Fordgate Jupiter Portfolio comprises 21 assets located across the UK, including nine offices, two mixed, five car showrooms, three leisure, one retail and one warehouse, where the top seven assets represent 84% of the total value of the Portfolio. The Portfolio currently delivers gross rental income of £25 million per annum, of which 47% is from Scotland and 74% is from the office element. The Portfolio is let to a number of blue chip companies including HSBC, Chevron UK, Conoco and the Secretary of State for the Environment, with the top six tenants accounting for over 50% of the gross rental income from the Portfolio. The Portfolio is currently let on 167 leases, with a weighted average unexpired lease term of six years to break, and has vacancy rate of approximately 10%, providing numerous opportunities for income enhancement through letting up vacant space.

Mary Ricks, President and CEO of Kennedy Wilson Europe, commented on the acquisition: “This transaction illustrates our unique ability to invest across asset class, capital structure and different instruments to access and control quality real estate assets. The highly visible and secure income, complemented by strong underlying tenancies, together with a number of asset management plays, including leasing efforts, which we have already identified in the portfolio, make this an extremely attractive investment for us.”

For further information, please contact:

FTI Consulting – financial public relations
Richard Sunderland/Dido Laurimore:	+44 (0)203 727 1000

kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate plc

Kennedy Wilson Europe Real Estate plc is an LSE listed closed ended investment fund that invests primarily in real estate and real estate loans in Europe, initially in the UK, Ireland and Spain, and other European countries on an opportunistic basis. The Company’s primary objectives are to generate and grow long-term cash flows to pay dividends and to enhance capital values by way of focused asset management and strategic acquisitions, with the intention of creating value for shareholders. The Company is externally managed by Kennedy Wilson, through a wholly-owned subsidiary acting as investment manager. For further information on Kennedy Wilson Europe Real Estate plc, please visit www.kennedywilsoneuropeplc.com.

About Kennedy Wilson

Founded in 1977, Kennedy Wilson is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 24 offices in the U.S., U.K., Ireland, Spain and Japan. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com.